Exhibit (a)(1)(E)
Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
Sharps Compliance Corp.
at
$8.75 Net Per Share
Pursuant to the Offer to Purchase dated July 25, 2022
by
Raven Houston Merger Sub, Inc.
a wholly owned subsidiary of
Raven Buyer, Inc.
THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT ONE MINUTE FOLLOWING 11:59 P.M., NEW YORK CITY TIME, ON AUGUST 19, 2022, UNLESS THE OFFER IS EXTENDED OR TERMINATED.
July 25, 2022
To Our Clients:
Enclosed for your consideration are the Offer to Purchase, dated July 25, 2022 (together with any amendments or supplements thereto, the “Offer to Purchase”) and the related letter of transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal” and, together with the Offer to Purchase, the “Offer”) in connection with the offer by Raven Houston Merger Sub, Inc. (“Purchaser”), a Delaware corporation and a wholly owned subsidiary of Raven Buyer, Inc. (“Parent”), a Delaware corporation, to purchase all outstanding shares of common stock, par value $0.01 per share (individually, a “Share” and collectively, the “Shares”), of Sharps Compliance Corp. (“Sharps”), a Delaware corporation, for $8.75 per Share, net to you in cash, without interest and less any applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase and Letter of Transmittal. Also enclosed is the Solicitation/Recommendation Statement on Schedule 14D-9 filed by Sharps with the Securities and Exchange Commission in connection with the Offer (together with any amendments or supplements thereto, the “Schedule 14D-9”).
We are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The enclosed Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.
We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal.
Your attention is directed to the following:
1. The price to be paid in the Offer is $8.75 per Share, net to you in cash, without interest and less any applicable withholding taxes.
2. The Offer is being made for all outstanding Shares.
3. The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of July 12, 2022 (as it may be amended from time to time, the “Merger Agreement”), by and among Parent, Purchaser and Sharps. The Merger Agreement provides, among other things, that after consummation of the Offer, Purchaser will merge with and into Sharps (the “Merger”) in accordance with Section 251(h) of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), with Sharps continuing as the surviving corporation and a wholly owned subsidiary of Parent. At the effective time of the Merger, each outstanding Share (other than any Shares owned directly or indirectly by Parent, Purchaser or Sharps and any Shares held by stockholders who validly exercise their appraisal rights in connection with the Merger) will be automatically converted into the right to receive the price per Share paid in the Offer, net to the holder in cash, without interest and less any applicable withholding taxes. The Merger Agreement is more fully described in Section 13 of the Offer to Purchase.

4. At a meeting duly called and held on July 11, 2022, after careful consideration, including review of the terms and conditions of the Offer in consultation with certain members of Sharps’s senior management as well as Sharps’s financial and legal advisors, and after considering its fiduciary duties under Delaware law, the board of directors of Sharps (the “Sharps Board”) unanimously (i) determined that the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement were fair to and in the best interests of Sharps and its stockholders, (ii) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, upon the terms and subject to the conditions therein, and determined and resolved that the Merger would be governed by Section 251(h) of the DGCL, and (iii) resolved to recommend that Sharps’s stockholders accept the Offer and tender their Shares pursuant to the Offer.
5. The Offer and withdrawal rights expire at one minute following 11:59 p.m., New York City time, on August 19, 2022, unless the Offer is extended by Purchaser (as may be extended pursuant to the terms of the Merger Agreement, the “Expiration Date”).
6. The Offer is conditioned upon, among other things: (i) prior to the expiration of the Offer, there being validly tendered (not counting as validly tendered any Shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee) and not validly withdrawn a number of Shares that, together with the Shares, if any, then owned by Parent or any of its subsidiaries, would represent at least one Share more than fifty percent (50%) of the number of Shares that are then issued and outstanding as of the expiration of the Offer on a fully diluted basis (which means the number of Shares outstanding, together with all Shares that Sharps would be required to issue pursuant to the conversion or exercise of all options, rights and securities convertible into or exercisable for Shares or otherwise, and regardless of the conversion or exercise price, the vesting schedule or other terms and conditions thereof); and (ii) prior to the expiration of the Offer, the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, in respect of the transactions contemplated by the Merger Agreement having expired or having been terminated. The Offer is also subject to the other conditions described in the Offer to Purchase.
7. Any and all stock transfer taxes applicable to the sale of Shares pursuant to the Offer will be paid by you, except as otherwise set forth in Instruction 6 of the Letter of Transmittal.
8. If you do not complete and sign the Internal Revenue Service Form W-9 that is included in the Letter of Transmittal (or other applicable form, such as the applicable Internal Revenue Service Form W-8), you also may be subject to backup withholding at the applicable statutory rate on the gross proceeds payable to you. See Instruction 8 of the Letter of Transmittal.
If you wish to have us tender any or all Shares held for your account, please complete, sign, detach and return to us the instruction form below. An envelope in which you can return your instructions to us is enclosed. If you authorize tender of any or all Shares held for your account, all such Shares will be tendered unless otherwise specified on the instruction form. Your instructions should be forwarded to us in sufficient time to permit us to submit a tender on your behalf prior to the Expiration Date.
In all cases, Purchaser will pay for Shares accepted for payment pursuant to the Offer only after timely receipt by Computershare Trust Company, N.A. (the “Depositary & Paying Agent”) of (i) certificates representing such Shares (except in the case of Shares held in a book-entry/direct registration account maintained by Sharps’s transfer agent) or confirmation of book-entry transfer of such Shares into the Depositary & Paying Agent’s account at the Book-Entry Transfer Facility (as defined in Section 3 of the Offer to Purchase) (a “Book-Entry Confirmation”), (ii) a properly completed and duly executed Letter of Transmittal with all required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message (as defined in Section 3 of the Offer to Purchase) in lieu of the Letter of Transmittal and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary & Paying Agent. Under no circumstances will interest be paid on the consideration paid for Shares accepted for purchase in the Offer, regardless of any extension of the Offer or any delay in making payment for such Shares.
The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction or any administrative or judicial action pursuant thereto. Purchaser may, in its discretion, take such action as it deems necessary to make the Offer to holders of Shares in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

Instruction Form with Respect to the
Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
Sharps Compliance Corp.
at
$8.75 Net Per Share
Pursuant to the Offer to Purchase dated July 25, 2022
by
Raven Houston Merger Sub, Inc.
a wholly owned subsidiary of
Raven Buyer, Inc.
The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated July 25, 2022 (together with any amendments or supplements thereto, the “Offer to Purchase”) and the related letter of transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal”), in connection with the tender offer by Raven Houston Merger Sub, Inc. (“Purchaser”), a Delaware corporation and a wholly owned subsidiary of Raven Buyer, Inc., a Delaware corporation, to purchase all outstanding shares of common stock, par value $0.01 per share, of Sharps Compliance Corp., a Delaware corporation (individually, a “Share” and collectively, the “Shares”), for $8.75 per Share, net to the seller in cash, without interest and less any applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase and Letter of Transmittal.
This form instructs you to tender the number of Shares indicated below (or if no number is indicated below, all Shares) held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and Letter of Transmittal furnished to the undersigned.
The undersigned understands and acknowledges that all questions as to validity, form, eligibility (including time of receipt) and acceptance of the surrender of any certificate representing Shares or any other document submitted on my behalf to Computershare Trust Company, N.A. (the “Depositary & Paying Agent”) will be determined by Purchaser in its sole and absolute discretion (provided that Purchaser may delegate such power in whole or in part to the Depositary & Paying Agent).
Number of Shares to be Tendered:
SIGN HERE

Shares*

Dated , 2022
Signature(s)

Name(s)

Address(es)

(Zip Code)

Area Code and Telephone Number

Taxpayer Identification or Social Security No.
*	Unless otherwise indicated, it will be assumed that all Shares held for the undersigned’s account are to be tendered.
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